UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 15, 2011
(Date of earliest event reported)

Warren Resources, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-33275	11-3024080
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1114 Avenue of the Americas, 34th Floor, New York, New York 10036
(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code: (212) 697-9660

(Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2011, Warren Resources, Inc. (the “Company” or “we”) entered into a five-year, $300,000,000 Second Amended and Restated Credit Agreement with Bank of Montreal, as Administrative Agent (the “Agent”), the lenders party thereto, with Warren Resources of California, Inc. and Warren E&P, Inc., as Guarantors (the “Credit Facility”). The Credit Facility provides for a revolving credit facility up to the lesser of (i) $300 million, (ii) the Borrowing Base, and (iii) the Draw Limit requested by the Company. The Credit Facility matures on December 15, 2016. It is secured by substantially all of Warren’s oil and gas and is guaranteed by the Guarantors, which are two of our wholly-owned subsidiaries.

The initial Borrowing Base is $130 million. The maximum amount available is subject to semi-annual redeterminations of the borrowing base, based on the value of the Company’s proved oil and natural gas reserves, in April and October of each year in accordance with the lenders’ customary procedures and practices.  Both the Company and the banks have the bilateral right to one additional redetermination each year.

Depending on the current level of borrowing base usage, the annual interest rate on each base rate borrowing under the Credit Facility will be at our option either: (a) a “LIBOR Loan”, which has an interest rate equal to the sum of the applicable LIBOR period plus the applicable “LIBOR Margin”, that ranges from 1.75% to 2.75%,or (b) a “Base Rate Loan”, or any other Obligation other than a LIBOR Loan, which has an interest rate equal to the sum of the “Base Rate” plus the applicable “Base Rate Margin”, calculated to be the higher of (i) the Agent’s prime rate of interest announced from time to time, or (ii) the Federal Funds rate most recently determined by the Agent, plus an applicable margin that ranges from 0.75% to 1.75%.

The Company is subject to certain covenants required by the Credit Facility which include, but are not limited to the maintenance of the following financial ratios (1) a minimum current ratio (including the unused borrowing base and excluding unrealized gains and losses on derivative financial instruments) of not less than 1.0 to 1.0, and (2) a minimum annualized consolidated EBITDAX (as defined by the Credit Facility) to net interest expense of not less than 2.5 to 1.0.

The Credit Agreement contains other usual and customary conditions, representations, and warranties, including restrictions on certain additional indebtedness, dividends to shareholders, liens, investments, mergers, acquisitions, asset dispositions, repurchase or redemption of our common stock, speculative commodity transactions, transactions with affiliates and other matters. The Credit Facility is subject to customary events of default. If an event of default occurs and is continuing, the Agent may, or at the request of the Required Lenders shall, accelerate amounts due under the Credit Facility (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable).

The Credit Facility will be used primarily for working capital, capital expenditures, repayment of outstanding debt, acquisitions and other general corporate purposes.

The foregoing description of the Credit Facility is not complete and is qualified by reference to the full text of the Credit Facility, which is attached hereto as an Exhibit 10.1 and incorporated herein by reference.

By including information regarding any of the matters described in this Item 1.01 in this Current Report, the Company does not hereby admit to or pass upon the materiality of such matters.

Item 7.01. Regulation FD Disclosure

On December 16, 2011, the Company issued a press release describing the closing of the Credit Facility. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this report shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description

10.1

Second Amended and Restated Credit Agreement dated as of December 15, 2011 among Warren Resources, Inc., as Borrower, Certain Subsidiaries of Borrower, as Guarantors, Bank of Montreal, as Administrative Agent, as a Lender and the additional Lenders party thereto.

99.1	Press Release dated December 16, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 16, 2011

WARREN RESOURCES, INC.
(Registrant)

	By:	/s/ David E. Fleming
David E. Fleming,
Senior Vice President, General Counsel
and Corporate Secretary